EXHIBIT 99.1
FirstCash Reports Second Quarter Revenues and Earnings;
91 Stores Added Year-to-Date Through New Openings and Acquisitions;
Company Announces Exit from Unsecured Consumer Lending Operations
____________________________________________________________

Fort Worth, Texas (July 22, 2020) -- FirstCash, Inc. (the “Company”) (Nasdaq: FCFS), the leading international operator of over 2,700 retail pawn stores in the U.S. and Latin America, today announced operating results for the three and six month periods ended June 30, 2020, and an update on the impact of COVID-19. The Company also announced its exit from all unsecured consumer lending operations effective June 30, 2020. In addition, the Board of Directors declared a $0.27 per share quarterly cash dividend to be paid in August 2020.

Mr. Rick Wessel, chief executive officer, stated, “In these challenging times, we have been relentless in our efforts to safely serve customers while also protecting our employees. Today, over 99% of the Company’s 2,745 stores in the United States and Latin America are open and providing essential financial services and products in our communities. As always, we are proud and appreciative of the dedication and resilience demonstrated by all of our team members.

“Our second quarter results demonstrated the inherent diversification and uniqueness of the pawnshop business model, which generates revenues from both specialty retail operations and small-dollar, non-recourse lending. Second quarter retail sales were especially robust in the U.S, driven by our ability to remain open and meet the significant customer demand for popular “stay-at-home” products such as consumer electronics and sporting goods. Consistent with the trends being experienced by other consumer lenders, originations of new pawn loans fell significantly in April due to the general economic lock-down and rapid deployment of government stimulus programs. While not fully recovered, lending demand began rebounding in May and continues to date.

“Cash flows were particularly impressive during the quarter, which were used to reduce outstanding debt by $156 million over the last three months, and provide substantial liquidity to fund an anticipated rebound in pawn loan demand. We continued to make long-term investments in store growth as well, as demonstrated by the addition of 91 locations so far this year, including 24 stores in the second quarter. Additionally, we are pleased to report that the Board of Directors has again declared our quarterly cash dividend,” concluded Mr. Wessel.

This release contains adjusted earnings measures, which exclude, among other things, merger and other acquisition expenses, certain non-cash foreign currency exchange gains and losses, non-cash write-offs of certain lease intangibles and the impairment of certain other assets which are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended June 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2020	2019	2020	2019
Revenue	$412,746	$446,014	$412,746	$446,014
Net income	$25,873	$33,048	$25,872	$35,297
Diluted earnings per share	$0.62	$0.76	$0.62	$0.82
EBITDA (non-GAAP measure)	$53,962	$64,189	$53,930	$67,094
Weighted-average diluted shares	41,531	43,256	41,531	43,256

	Six Months Ended June 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2020	2019	2020	2019
Revenue	$879,236	$913,618	$879,236	$913,618
Net income	$58,791	$75,703	$66,167	$77,818
Diluted earnings per share	$1.41	$1.74	$1.59	$1.79
EBITDA (non-GAAP measure)	$118,586	$141,072	$128,536	$143,786
Weighted-average diluted shares	41,769	43,456	41,769	43,456

Consolidated Earnings Highlights

•
Due primarily to the impacts of COVID-19, lower foreign exchange rates and the wind-down of consumer lending operations, diluted earnings per share decreased 18% on a GAAP basis and 24% on an adjusted non-GAAP basis in the second quarter of 2020 compared to the prior-year quarter. For the six month year-to-date period, diluted earnings per share decreased 19% on a GAAP basis and 11% on an adjusted non-GAAP basis.

◦
The COVID-19 related impact on lending demand resulted in pawn fee revenues declining 26% in the second quarter and 12% year-to-date, as compared to the respective prior-year periods. The impact on pawn fees was partially offset by increases in net revenues (gross profit) from retail operations of 13% in the second quarter and 10% year-to-date.

◦
Foreign exchange rates in Latin America were also impacted by COVID-19, affecting U.S. dollar-reported earnings per share and representing approximately $0.04 of earnings drag in the second quarter and $0.05 year-to-date.

◦
While contraction and termination of non-core unsecured consumer lending operations did not impact second quarter 2020 earnings per share on a GAAP basis and reduced year-over-year GAAP earnings by just $0.05 per share year-to-date, it reduced adjusted non-GAAP earnings per share by $0.03 in the second quarter and $0.10 year-to-date compared to the respective prior-year periods.

•
Net income for the second quarter totaled $26 million on both a GAAP and adjusted non-GAAP basis. For the trailing twelve months ended June 30, 2020, consolidated net income was $148 million, while adjusted EBITDA totaled $289 million.

•
Cash flow from operating activities was $66 million in the second quarter and $269 million for the trailing twelve months ended June 30, 2020. Adjusted free cash flow, a non-GAAP financial measure, was a record $182 million for the quarter and on a trailing twelve months basis was a record $421 million.

Acquisitions and Store Opening Highlights

•
A total of 20 de novo locations were opened in Latin America during the second quarter, which included 18 locations in Mexico, one in Colombia and one in Guatemala. Year-to-date, a total of 51 de novo stores have been opened, including 44 locations in Mexico, five in Colombia and two in Guatemala.

•	The Company acquired four Prendamex stores from a franchisee during the second quarter of 2020. Year-to-date, a total of 40 stores have been acquired in Mexico.

•	The Company added a total 91 locations in the first six months of 2020 and 133 over the trailing twelve month period ended June 30, 2020.

U.S. Pawn Operations

•
During the second quarter, all of the current 1,035 U.S. stores remained operational, excluding a very limited number of temporary closures primarily related to local decrees or the Company’s COVID-19 safety protocols.

•	Total domestic revenues for the second quarter increased 4%. Revenues increased 6%, excluding the decline in fees from non-core unsecured consumer lending operations.

•
Despite incremental expenses related to COVID-19 and the contraction of non-core unsecured consumer lending operations, domestic pre-tax operating income increased 3% in the second quarter compared to the prior-year quarter.

•
With the onset of COVID-19 related lock-downs of the economy and the rapid federal stimulus response, pawn loan originations in the U.S. fell significantly in April, declining almost 60% for the month. Beginning in May, pawn loan originations began to slowly improve but were still down 30% to 35% in early July. Resulting pawn balances at June 30 were down 40% in total and on a same-store basis compared to the prior year.

•
Resulting pawn fee revenues for the quarter were down 20% in total and on a same-store basis. The revenue decline was smaller than the decrease in loan balances, reflecting strong collections of fees and principal on loans outstanding at the beginning of the quarter and a smaller percentage of forfeited loans during the quarter. The resulting average monthly yield of 15% on the pawn loan portfolio represented an improvement of approximately 300 basis points compared to the yield in the prior-year quarter.

•
Retail sales and margins in the second quarter were especially strong and fully offset the impact from the decline in domestic pawn fee revenue. Total retail sales increased 24% in the second quarter, while same-store retail sales increased a record 24%. The Company’s ability to keep its stores open during the quarter as an essential business and offer popular stay-at-home products such as laptops, tablets, monitors, gaming systems and sporting goods drove the strong retail sales demand.

•
Second quarter retail margins of 42% improved significantly compared to margins of 38% in the same quarter last year, reflecting the strong retail demand and lower levels of aged inventory which limited the need for normal discounting. The margin improvement coupled with the increase in top-line retail sales drove a 36% increase in gross profit from retail operations for the quarter. Inventory turns continued to improve and aged inventories continued to decline, accounting for less than 3% of total inventories at June 30, compared to 4% a year ago.

•
Net revenue from non-core scrap jewelry sales increased 20% for the quarter and 6% year-to-date compared to the respective prior-year periods, driven primarily by accelerating margin improvement related to increased gold prices.

U.S. Consumer Lending Operations

•
The Company made the strategic decision to cease offering unsecured consumer loan and credit services products, including all payday and installment loans, in the U.S. Effective June 30, 2020, the Company no longer has any unsecured consumer lending or credit services operations in the U.S. or Latin America.

•	Revenues from consumer lending operations totaled only $0.6 million in the second quarter compared to $5.4 million in the second quarter of last year.

Note: Certain growth rates in “Latin America Operations” below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the three month period ended June 30, 2020 was 23.4 pesos / dollar, an unfavorable change of 23% versus the comparable prior-year period, and for the six month period ended June 30, 2020 was 21.6 pesos / dollar, an unfavorable change of 13% versus the prior-year period.

Latin America Pawn Operations

•	Over 99% of the Company’s stores in Latin America are currently open and operating. During the second quarter, operations in each country were impacted as follows:

◦
Mexico (1,628 total locations) - Excluding short-term closings due to regulatory decree or safety protocols, stores in Mexico were generally open most of the quarter. However, retail sales in all stores were completely prohibited by regulators during the last three weeks of May.

◦
Guatemala (56 total locations) - Stores in Guatemala were generally open during the quarter, although regulators imposed country-wide lock-downs on many weekends and two mall-based locations were closed for extended periods.

◦	El Salvador - (13 total locations) - Stores in El Salvador were closed as part of a broad government imposed lock-down from late March through the end of May.

◦	Colombia - (13 total locations) - Stores in Colombia were closed as part of a broad government imposed lock-down beginning in late March and continuing through various dates in June and early July.

•
Total revenues declined 27% in the second quarter, reflecting the temporary store closings, retail restrictions and other impacts of COVID-19, including weaker foreign currencies. Revenues on a constant currency basis declined 12% in the second quarter while pre-tax operating income declined 43%, or 36% on a constant currency basis.

•
Consistent with U.S. trends, which saw sharp declines in economic activity and personal spending, pawn loans outstanding at June 30 decreased 36% on a U.S. dollar translated basis and 24% on a constant currency basis compared to the prior year. Same-store pawn loans at quarter end decreased 38% on a U.S. dollar translated basis and 27% on a constant currency basis. While there were limited government stimulus programs in the region in response to the pandemic, we believe that cross-border remittance payments from the U.S. provided additional liquidity early in the quarter, with the Bank of Mexico reporting a 35% year-over-year surge in remittances to Mexico in March which was tied to the drop in the exchange rate.

•
Pawn fees decreased 36% in total, or 22% on a constant currency basis, as compared to the prior-year quarter. On a same-store basis, pawn fees decreased 39% on a U.S. dollar basis and were down 25% on a constant currency basis compared to the prior-year quarter. Also similar to U.S. results, pawn redemptions in Latin America were strong and drove improved yields during the quarter.

•
Retail sales demand and margins in Latin America, while strong for “essential” general merchandise categories, were negatively impacted by extended store closures in certain markets and the three week shutdown of all retail operations in Mexico during May. Results for the full quarter saw a 29% decrease in total retail sales, or 13% on a constant currency basis. Same-store retail sales decreased 31% on a U.S. dollar basis and were down 16% on a constant currency basis.

•
Segment retail sales margins were 36% in the second quarter compared to 35% in both the previous sequential quarter and the second quarter of the prior-year, reflecting strong turns for essential products such as computers, tablets and phones. Aged inventories remained low at less than 2% of total inventories.

•
Net revenue from non-core scrap jewelry sales was $3.3 million for the quarter compared to $0.1 million in the prior-year period with sales margins of 25%, driven by increased dollar-denominated gold prices.

Liquidity

•
During the second quarter, the Company utilized operating cash flows to pay down $156 million in debt under its revolving bank credit facilities. The lower debt balances coupled with the recent decline in interest rates resulted in an 18% decrease in interest expense during the quarter as compared to the prior-year quarter.

•	The Company’s strong liquidity position at June 30, 2020 includes cash balances of $71 million and $323 million of availability under its bank lines of credit.

•	The net debt ratio improved to 1.5 to 1 for the trailing twelve months ended June 30, 2020, compared to 1.9 to 1 a year ago. See non-GAAP financial measures elsewhere in this release.

•
The Board of Directors declared a $0.27 per share second quarter cash dividend on common shares outstanding, which will be paid on August 28, 2020 to stockholders of record as of August 14, 2020. This represents an annual cash dividend of $1.08 per share. Any future dividends are subject to approval by the Company’s Board of Directors.

•
As previously announced, the Company temporarily suspended its share repurchase program beginning in March. During the first quarter, the Company repurchased 981,000 shares at an aggregate cost of $80 million and $48 million remains under the current share repurchase authorization.

2020 Outlook

•
Due to the uncertainty around COVID-19 and foreign currency volatility, the Company withdrew its initial 2020 earnings guidance on April 22, 2020. Given the ongoing uncertainties regarding the pace of the anticipated recovery and currency volatility, the Company has not reinstated earnings guidance for the balance of the year. However, as the Company continues to evaluate its 2020 earning results, the following factors are expected to impact its comparisons to prior-year results:

◦
Impact of COVID-19: The extent to which COVID-19 continues to impact the Company’s operations will depend on future developments, which are uncertain and cannot be predicted with confidence, including the ongoing duration, severity and scope of the outbreak and its impact on borrowing demand and retail operations. For example, the normalization of demand for pawn loans could be delayed in the short-term by reduced personal spending if schools and other venues remain closed or delayed by additional government stimulus payments and benefit programs. Furthermore, additional store closures or operating restrictions could negatively impact both the Company’s retail sales and pawn fees. In addition, the expected rebound in pawn fee revenue will naturally lag the expected recovery in pawn receivables. Accordingly, pawn fees in the third quarter will be impacted by the lower pawn balances as we begin the quarter. Additionally, retail sales volumes in the second half of the year are expected to be impacted by lower levels of inventory as the third quarter begins.

◦
Currency volatility: Global economic uncertainty due to the COVID-19 pandemic has strengthened the relative value of the U.S. dollar and negatively impacted developing market currencies, including the Mexican peso, which is the primary currency for the Company’s foreign operations. The current peso to dollar exchange rate of approximately 22.5 to 1 compares to an average rate in the first half of 2020 of 21.6 to 1 and an average rate of 19.3 to 1 during all of 2019. For 2020, the Company estimates that each full Mexican peso change in the exchange rate to the U.S. dollar represents approximately $0.08 to $0.10 per share of annualized earnings impact to the Company.

◦
Wind-down of unsecured consumer lending operations: The Company ceased all unsecured consumer lending operations in the U.S. effective June 30, 2020, and expects no material earnings or losses from these operations in the second half of 2020. As a comparison, earnings from consumer lending operations contributed approximately $0.05 per share during the second half of 2019.

◦	Income tax rate: The effective income tax rate is expected to range from 26.5% to 28.0% for 2020 compared to the actual rate of 26.7% in 2019.

◦
New store openings: In its original 2020 store opening guidance, the Company expected to open approximately 90 to 100 new locations this year. A total of 51 stores were opened in the first half of the year and there is a strong pipeline of additional stores leased and under construction. While currently on pace to meet the lower end of the full year target, future store openings in the second half of the year remain subject to uncertainties related to the COVID-19 pandemic, including but not limited to, the ability to continue construction projects and obtain necessary licenses, permits, utility services, store equipment, supplies and adequate staffing.

Additional Commentary and Analysis

Mr. Wessel provided the following additional insights on the impacts of COVD-19 and the Company’s operating results:

“FirstCash continues to focus on the safety of all customers and employees as we deal with the impacts and uncertainties of the pandemic. We remain committed to our customers by keeping our stores open to provide essential products and services as safely as possible. Our employees are vitally important to us as well, and we continue to enforce appropriate health protocols in our stores and offices. During the second quarter alone, we incurred approximately $1.3 million of extraordinary expenses related to health and safety efforts to protect customers and employees. In addition, we are pleased to report that we have not furloughed or laid off any employees in the U.S. or Mexico to date due to the pandemic.

“The financial impacts of COVID-19 on our pawn operations has been unexpected in many respects. While demand for pawn loans typically increases in periods of general economic uncertainty, we believe that many of our customers are more financially liquid now than would be expected due to a combination of sharply reduced personal spending patterns, rent and utility forbearance programs, government stimulus payments and enhanced unemployment benefits. In Latin America, where government stimulus responses have been limited, we believe that increased cash remittances from the U.S. have provided additional customer liquidity. As a result, new loan originations declined sharply in April and early May being down almost 60% in the U.S and over 40% in Mexico. Partially offsetting the decline in loan originations, customer liquidity and improved redemption rates drove significantly improved yields on the pawn loan portfolio in the second quarter.

“As the second quarter progressed, lending demand steadily improved and was coupled with the continued increase in the effective yield on the pawn portfolio. These trends have continued in July, with daily year-over-year originations over the last two weeks generally down in a range of 30% to 35% in the U.S. and 25% to 30% in Mexico. We believe that we will see a continued recovery in loan originations with improved yields over the next several months, although the pace of the expected recovery remains difficult to project and could be impacted positively or negatively by many factors.

“We are proactively managing operations to the extent possible in light of these impacts. Our ability to keep stores open and operating safely during the second quarter provided the opportunity for strong retail sales of essential products. In the U.S., stimulus payments to our customers beginning in mid-April helped to further drive retail sales and margins across all product categories throughout the quarter. July-to-date, retail sales in both the U.S. and Mexico remain solid with the continuation of improved retail margins experienced in the second quarter. General merchandise inventories, while down year-over-year, have been supplemented by a higher percentage of direct purchases from customers which are helping to drive improved redemption rates, turns and margins. We have also launched store-based outreach programs to new and former customers to drive revenue and we continue to optimize expenses through reduced store operating hours, leaner staffing levels realized through normal attrition and other cost saving initiatives in our stores and corporate offices.

“Despite the short-term disruptions from COVID-19, we remain confident and committed to our long-term growth strategy. Our liquidity and strong balance sheet have allowed us to continue adding stores through both de novo openings and targeted acquisitions this year. We also made the strategic decision this quarter to fully eliminate unsecured consumer lending products in all markets. While this decision will result in a small reduction in revenue and operating income, we believe it is the right step to further reduce regulatory exposure and allow for total focus on our core pawn operations.

“Pawnshops have historically served unbanked and underbanked consumers well in periods of economic uncertainty and tightening of available credit by other small dollar lenders. The strength of our cash flows and balance sheet allows us to fund expected loan demand and to continue investing in new stores. Combined with our scale and other competitive advantages, we believe that FirstCash is uniquely positioned in these unusual and uncertain times,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores with more than 2,700 retail pawn locations and approximately 19,000 employees in 24 U.S. states, the District of Columbia and four countries in Latin America including Mexico, Guatemala, El Salvador and Colombia. FirstCash focuses on serving cash and credit constrained consumers through its retail pawn locations, which buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s website located at http://www.firstcash.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition and prospects of FirstCash, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks, uncertainties and regulatory developments (1) related to the COVID-19 pandemic, which include risks and uncertainties related to the current unknown duration of the COVID-19 pandemic, the impact of governmental responses that have been, and may in the future be, imposed in response to the pandemic, including stimulus programs which could adversely impact lending demand and regulations which could adversely affect the Company’s ability to continue to fully operate, potential changes in consumer behavior and shopping patterns which could impact demand for both the Company’s pawn loan and retail products, the deterioration in the economic conditions in the United States and Latin America which potentially could have an impact on discretionary consumer spending, and currency fluctuations, primarily involving the Mexican peso and (2) those discussed and described in the Company’s 2019 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 3, 2020, including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed subsequently by the Company with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue:
Retail merchandise sales	$287,400	$278,754	$584,029	$562,995
Pawn loan fees	101,990	136,923	244,105	278,115
Wholesale scrap jewelry sales	22,785	24,981	49,156	56,691
Consumer loan and credit services fees	571	5,356	1,946	15,817
Total revenue	412,746	446,014	879,236	913,618

Cost of revenue:
Cost of retail merchandise sold	171,511	176,272	356,206	355,621
Cost of wholesale scrap jewelry sold	18,357	23,934	41,204	54,287
Consumer loan and credit services loss provision	(223)	1,503	(584)	3,606
Total cost of revenue	189,645	201,709	396,826	413,514

Net revenue	223,101	244,305	482,410	500,104

Expenses and other income:
Store operating expenses	141,051	148,347	294,551	295,199
Administrative expenses	28,386	31,696	61,288	63,850
Depreciation and amortization	10,324	10,510	20,998	20,384
Interest expense	6,974	8,548	15,392	16,918
Interest income	(525)	(155)	(710)	(359)
Merger and other acquisition expenses	134	556	202	705
(Gain) loss on foreign exchange	(614)	(483)	2,071	(722)
Write-offs and impairments of certain lease intangibles and other assets	182	—	5,712	—
Total expenses and other income	185,912	199,019	399,504	395,975

Income before income taxes	37,189	45,286	82,906	104,129

Provision for income taxes	11,316	12,238	24,115	28,426

Net income	$25,873	$33,048	$58,791	$75,703

Earnings per share:
Basic	$0.62	$0.77	$1.41	$1.75
Diluted	$0.62	$0.76	$1.41	$1.74

Weighted-average shares outstanding:
Basic	41,440	43,081	41,676	43,298
Diluted	41,531	43,256	41,769	43,456

Dividends declared per common share	$0.27	$0.25	$0.54	$0.50

FIRSTCASH, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30,		December 31,
	2020	2019	2019
ASSETS
Cash and cash equivalents	$70,956	$67,012	$46,527
Fees and service charges receivable	30,418	46,991	46,686
Pawn loans	230,383	375,167	369,527
Consumer loans, net	176	3,850	751
Inventories	179,967	266,440	265,256
Income taxes receivable	4,988	1,041	875
Prepaid expenses and other current assets	10,689	9,590	11,367
Total current assets	527,577	770,091	740,989

Property and equipment, net	341,114	290,725	336,167
Operating lease right of use asset	283,063	293,357	304,549
Goodwill	929,575	940,653	948,643
Intangible assets, net	84,389	87,200	85,875
Other assets	9,037	10,890	11,506
Deferred tax assets	7,764	11,570	11,711
Total assets	$2,182,519	$2,404,486	$2,439,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$69,810	$71,410	$72,398
Customer deposits	35,439	40,665	39,736
Income taxes payable	13,230	317	4,302
Lease liability, current	83,580	84,513	86,466
Total current liabilities	202,059	196,905	202,902

Revolving unsecured credit facilities	200,000	340,000	335,000
Senior unsecured notes	296,923	296,222	296,568
Deferred tax liabilities	67,842	60,069	61,431
Lease liability, non-current	182,915	184,348	193,504
Total liabilities	949,739	1,077,544	1,089,405

Stockholders’ equity:
Common stock	493	493	493
Additional paid-in capital	1,226,512	1,227,478	1,231,528
Retained earnings	763,810	660,845	727,476
Accumulated other comprehensive loss	(172,150)	(103,932)	(96,969)
Common stock held in treasury, at cost	(585,885)	(457,942)	(512,493)
Total stockholders’ equity	1,232,780	1,326,942	1,350,035
Total liabilities and stockholders’ equity	$2,182,519	$2,404,486	$2,439,440

FIRSTCASH, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•	U.S. operations

•	Latin America operations - Includes operations in Mexico, Guatemala, El Salvador and Colombia

The Company provides revenues, cost of revenues, store operating expenses, pre-tax operating income and earning assets by segment. Store operating expenses include salary and benefit expense of store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the stores.

U.S. Operations Segment Results

The following table details earning assets, which consist of pawn loans, inventories and unsecured consumer loans, net as well as other earning asset metrics of the U.S. operations segment as of June 30, 2020 as compared to June 30, 2019 (dollars in thousands, except as otherwise noted):

	As of June 30,		Increase /
	2020	2019	(Decrease)
U.S. Operations Segment
Earning assets:
Pawn loans	$158,253	$262,356	(40)%
Inventories	120,408	172,875	(30)%
Consumer loans, net (1)	176	3,850	(95)%
	$278,837	$439,081	(36)%

Average outstanding pawn loan amount (in ones)	$190	$166	14%

Composition of pawn collateral:
General merchandise	31%	37%
Jewelry	69%	63%
	100%	100%

Composition of inventories:
General merchandise	38%	44%
Jewelry	62%	56%
	100%	100%

Percentage of inventory aged greater than one year	3%	4%

Inventory turns (trailing twelve months retail sales divided by average inventories)	3.2 times	2.8 times

(1)	Effective June 30, 2020, the Company ceased offering unsecured consumer lending and credit services products, including all payday and installment loans, in the U.S.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019 (dollars in thousands):

	Three Months Ended
	June 30,		Increase /
	2020	2019	(Decrease)
U.S. Operations Segment
Revenue:
Retail merchandise sales	$208,944	$168,918	24%
Pawn loan fees	71,900	90,126	(20)%
Wholesale scrap jewelry sales	9,557	15,788	(39)%
Consumer loan and credit services fees	571	5,356	(89)%
Total revenue	290,972	280,188	4%

Cost of revenue:
Cost of retail merchandise sold	121,661	104,662	16%
Cost of wholesale scrap jewelry sold	8,432	14,853	(43)%
Consumer loan and credit services loss provision	(223)	1,503	(115)%
Total cost of revenue	129,870	121,018	7%

Net revenue	161,102	159,170	1%

Segment expenses:
Store operating expenses	103,302	103,009	—%
Depreciation and amortization	5,561	5,269	6%
Total segment expenses	108,863	108,278	1%

Segment pre-tax operating income	$52,239	$50,892	3%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the six months ended June 30, 2020 as compared to the six months ended June 30, 2019 (dollars in thousands):

	Six Months Ended
	June 30,		Increase /
	2020	2019	(Decrease)
U.S. Operations Segment
Revenue:
Retail merchandise sales	$404,910	$355,733	14%
Pawn loan fees	169,757	188,002	(10)%
Wholesale scrap jewelry sales	25,035	38,573	(35)%
Consumer loan and credit services fees	1,946	15,817	(88)%
Total revenue	601,648	598,125	1%

Cost of revenue:
Cost of retail merchandise sold	241,190	222,406	8%
Cost of wholesale scrap jewelry sold	22,438	36,123	(38)%
Consumer loan and credit services loss provision	(584)	3,606	(116)%
Total cost of revenue	263,044	262,135	—%

Net revenue	338,604	335,990	1%

Segment expenses:
Store operating expenses	211,008	206,893	2%
Depreciation and amortization	10,962	10,314	6%
Total segment expenses	221,970	217,207	2%

Segment pre-tax operating income	$116,634	$118,783	(2)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Operations Segment Results

The Company’s management reviews and analyzes certain operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. The wholesale scrap jewelry sales in Latin America are priced and settled in U.S. dollars and are not affected by foreign currency translation, as are a small percentage of the operating and administrative expenses in Latin America, which are billed and paid in U.S. dollars. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.
The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	June 30,		Favorable /
	2020	2019	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	23.0	19.2	(20)%
Three months ended	23.4	19.1	(23)%
Six months ended	21.6	19.2	(13)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.7	7.7	—%
Three months ended	7.7	7.7	—%
Six months ended	7.7	7.7	—%

Colombian peso / U.S. dollar exchange rate:
End-of-period	3,759	3,206	(17)%
Three months ended	3,846	3,240	(19)%
Six months ended	3,689	3,188	(16)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details earning assets, which consist of pawn loans and inventories as well as other earning asset metrics of the Latin America operations segment as of June 30, 2020 as compared to June 30, 2019 (dollars in thousands, except as otherwise noted):

				Constant Currency Basis
				As of
				June 30,	Increase /
	As of June 30,			2020	(Decrease)
	2020	2019	Decrease	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Earning assets:
Pawn loans	$72,130	$112,811	(36)%	$85,373	(24)%
Inventories	59,559	93,565	(36)%	70,959	(24)%
	$131,689	$206,376	(36)%	$156,332	(24)%

Average outstanding pawn loan amount (in ones)	$59	$69	(14)%	$70	1%

Composition of pawn collateral:
General merchandise	66%	73%
Jewelry	34%	27%
	100%	100%

Composition of inventories:
General merchandise	61%	74%
Jewelry	39%	26%
	100%	100%

Percentage of inventory aged greater than one year	2%	1%

Inventory turns (trailing twelve months retail sales divided by average inventories)	3.9 times	3.8 times

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019 (dollars in thousands):

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			June 30,	Increase /
	June 30,		Increase /	2020	(Decrease)
	2020	2019	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$78,456	$109,836	(29)%	$95,441	(13)%
Pawn loan fees	30,090	46,797	(36)%	36,542	(22)%
Wholesale scrap jewelry sales	13,228	9,193	44%	13,228	44%
Total revenue	121,774	165,826	(27)%	145,211	(12)%

Cost of revenue:
Cost of retail merchandise sold	49,850	71,610	(30)%	60,612	(15)%
Cost of wholesale scrap jewelry sold	9,925	9,081	9%	11,998	32%
Total cost of revenue	59,775	80,691	(26)%	72,610	(10)%

Net revenue	61,999	85,135	(27)%	72,601	(15)%

Segment expenses:
Store operating expenses	37,749	45,338	(17)%	45,096	(1)%
Depreciation and amortization	3,602	3,579	1%	4,280	20%
Total segment expenses	41,351	48,917	(15)%	49,376	1%

Segment pre-tax operating income	$20,648	$36,218	(43)%	$23,225	(36)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the six months ended June 30, 2020 as compared to the six months ended June 30, 2019 (dollars in thousands):

				Constant Currency Basis
				Six Months
				Ended
	Six Months Ended			June 30,	Increase /
	June 30,		Increase /	2020	(Decrease)
	2020	2019	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$179,119	$207,262	(14)%	$201,133	(3)%
Pawn loan fees	74,348	90,113	(17)%	83,425	(7)%
Wholesale scrap jewelry sales	24,121	18,118	33%	24,121	33%
Total revenue	277,588	315,493	(12)%	308,679	(2)%

Cost of revenue:
Cost of retail merchandise sold	115,016	133,215	(14)%	129,110	(3)%
Cost of wholesale scrap jewelry sold	18,766	18,164	3%	21,078	16%
Total cost of revenue	133,782	151,379	(12)%	150,188	(1)%

Net revenue	143,806	164,114	(12)%	158,491	(3)%

Segment expenses:
Store operating expenses	83,543	88,306	(5)%	92,987	5%
Depreciation and amortization	7,665	6,884	11%	8,517	24%
Total segment expenses	91,208	95,190	(4)%	101,504	7%

Segment pre-tax operating income	$52,598	$68,924	(24)%	$56,987	(17)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s U.S. operations segment and Latin America operations segment discussed above to consolidated net income (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Consolidated Results of Operations
Segment pre-tax operating income:
U.S. operations segment pre-tax operating income	$52,239	$50,892	$116,634	$118,783
Latin America operations segment pre-tax operating income	20,648	36,218	52,598	68,924
Consolidated segment pre-tax operating income	72,887	87,110	169,232	187,707

Corporate expenses and other income:
Administrative expenses	28,386	31,696	61,288	63,850
Depreciation and amortization	1,161	1,662	2,371	3,186
Interest expense	6,974	8,548	15,392	16,918
Interest income	(525)	(155)	(710)	(359)
Merger and other acquisition expenses	134	556	202	705
(Gain) loss on foreign exchange	(614)	(483)	2,071	(722)
Write-offs and impairments of certain lease intangibles and other assets	182	—	5,712	—
Total corporate expenses and other income	35,698	41,824	86,326	83,578

Income before income taxes	37,189	45,286	82,906	104,129

Provision for income taxes	11,316	12,238	24,115	28,426

Net income	$25,873	$33,048	$58,791	$75,703

FIRSTCASH, INC.
STORE COUNT ACTIVITY

The following tables detail store count activity:

	Three Months Ended June 30, 2020
	U.S.	Latin America
	Operations Segment (2)	Operations Segment (3)	Total Locations
Total locations, beginning of period	1,052	1,688	2,740
New locations opened	—	20	20
Locations acquired	—	4	4
Locations closed or consolidated (1)	(17)	(2)	(19)
Total locations, end of period	1,035	1,710	2,745

	Six Months Ended June 30, 2020
	U.S.	Latin America
	Operations Segment (2)	Operations Segment (3)	Total Locations
Total locations, beginning of period	1,056	1,623	2,679
New locations opened	—	51	51
Locations acquired	—	40	40
Locations closed or consolidated (1)	(21)	(4)	(25)
Total locations, end of period	1,035	1,710	2,745

(1)
Effective June 30, 2020, the Company ceased offering unsecured consumer lending and credit services products, including all payday and installment loans, in the U.S. Store closures in the U.S. include:

	Three Months Ended	Six Months Ended
	June 30, 2020	June 30, 2020
First Cash Advance stores in Texas (credit services only)	6	6
Cashland stores in Ohio and Indiana (former consumer loan stores)	6	7
Consolidation of other pawn stores	5	8
Total locations closed or consolidated	17	21

(2)	The table does not include 42 check cashing locations operated by independent franchisees under franchising agreements with the Company.

(3)	The table does not include 30 Prendamex pawn locations operated by independent franchisees under franchising agreements with the Company.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and other acquisition expenses to allow more accurate comparisons of the financial results to prior periods and because the Company does not consider these merger and other acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. Merger and other acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and to improve comparability of current periods presented with prior periods due to the adoption of ASC 842 on January 1, 2019.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance of its continuing operations. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$25,873	$0.62	$33,048	$0.76	$58,791	$1.41	$75,703	$1.74
Adjustments, net of tax:
Merger and other acquisition expenses	96	—	426	0.01	146	—	530	0.01
Non-cash foreign currency (gain) loss related to lease liability	(308)	—	(136)	—	2,761	0.07	(374)	(0.01)
Non-cash write-off of certain merger related lease intangibles (1)	140	—	—	—	2,935	0.07	—	—
Non-cash impairment of certain other assets (2)	—	—	—	—	1,463	0.04	—	—
Consumer lending wind-down costs and asset impairments	71	—	1,959	0.05	71	—	1,959	0.05
Adjusted net income and diluted earnings per share	$25,872	$0.62	$35,297	$0.82	$66,167	$1.59	$77,818	$1.79

(1)
Certain above/below market store lease intangibles, recorded in conjunction with the Cash America merger in 2016, were written-off as a result of the Company purchasing the real estate from the landlords of the respective stores.

(2)	Impairment related to a non-operating asset in which the Company determined that an other than temporary impairment existed as of March 31, 2020.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended June 30,
	2020			2019
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses	$134	$38	$96	$556	$130	$426
Non-cash foreign currency gain related to lease liability	(440)	(132)	(308)	(195)	(59)	(136)
Non-cash write-off of certain merger related lease intangibles	182	42	140	—	—	—
Consumer lending wind-down costs and asset impairments	92	21	71	2,544	585	1,959
Total adjustments	$(32)	$(31)	$(1)	$2,905	$656	$2,249

	Six Months Ended June 30,
	2020			2019
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses	$202	$56	$146	$705	$175	$530
Non-cash foreign currency loss (gain) related to lease liability	3,944	1,183	2,761	(535)	(161)	(374)
Non-cash write-off of certain merger related lease intangibles	3,812	877	2,935	—	—	—
Non-cash impairment of certain other assets	1,900	437	1,463	—	—	—
Consumer lending wind-down costs and asset impairments	92	21	71	2,544	585	1,959
Total adjustments	$9,950	$2,574	$7,376	$2,714	$599	$2,115

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used in the calculation of the net debt ratio as defined in the Company’s senior unsecured notes covenants. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (dollars in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2020	2019	2020	2019	2020		2019
Net income	$25,873	$33,048	$58,791	$75,703		$147,706		$157,103
Income taxes	11,316	12,238	24,115	28,426		55,682		54,285
Depreciation and amortization	10,324	10,510	20,998	20,384		42,518		41,110
Interest expense	6,974	8,548	15,392	16,918		32,509		33,364
Interest income	(525)	(155)	(710)	(359)		(1,406)		(1,082)
EBITDA	53,962	64,189	118,586	141,072		277,009		284,780
Adjustments:
Merger and other acquisition expenses	134	556	202	705		1,263		5,996
Non-cash foreign currency (gain) loss related to lease liability	(440)	(195)	3,944	(535)		3,546		(535)
Non-cash write-off of certain merger related lease intangibles	182	—	3,812	—		3,812		—
Non-cash impairment of certain other assets	—	—	1,900	—		1,900		—
Consumer lending wind-down costs and asset impairments	92	2,544	92	2,544		1,002		4,058
Adjusted EBITDA	$53,930	$67,094	$128,536	$143,786		$288,532		$294,299

Net debt ratio calculation:
Total debt (outstanding principal)						$500,000		$640,000
Less: cash and cash equivalents						(70,956)		(67,012)
Net debt						$429,044		$572,988
Adjusted EBITDA						$288,532		$294,299
Net debt ratio (net debt divided by adjusted EBITDA)					1.5	:1	1.9	:1

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn and consumer loans, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and other acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as an additional measure of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2020	2019	2020	2019	2020	2019
Cash flow from operating activities	$65,914	$34,276	$143,299	$105,973	$268,922	$229,435
Cash flow from investing activities:
Loan receivables, net of cash repayments	126,000	(22,642)	178,279	19,574	193,111	(1,214)
Purchases of furniture, fixtures, equipment and improvements	(9,895)	(13,246)	(20,476)	(22,904)	(41,883)	(44,113)
Free cash flow	182,019	(1,612)	301,102	102,643	420,150	184,108
Merger and other acquisition expenses paid, net of tax benefit	96	426	146	530	892	4,503
Adjusted free cash flow	$182,115	$(1,186)	$301,248	$103,173	$421,042	$188,611

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide investors with valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar. See the Latin America operations segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com